 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Stonegate Mortgage Corporation:

We consent to the incorporation by reference in the registration statement (Nos. 333-192715) on Form S-1, the registration statements (Nos. 333-192557, 333-192556, and 333-192554) on Form S-8 the registration statement (Nos. 333-201507) on Form S-8 of Stonegate Mortgage Corporation of our report dated March 30, 2013, except as it relates to the effects of the reportable business segment changes as described in Notes 1 and 20, as to which the date is January 14, 2015, relating to the financial statements of Stonegate Mortgage Corporation as of December 31, 2012 and for the years ended December 31, 2012 and 2011 included in this Annual Report on Form 10-K.

/s/ Richey, May & Co., LLP
Englewood, Colorado
March 6, 2015